MONTEVIDEO, Uruguay; May 7, 2025 -- MercadoLibre, Inc. (Nasdaq: MELI) (http://www.mercadolibre.com), Latin America’s leading e-commerce and fintech company, today reported financial results for the first-quarter ended March 31, 2025. Net revenues & financial income of $5.9 billion, up 37% YoY and 64% FX-neutral Income from operations of $763 million, with a 12.9% margin Net income of $494 million, with a 8.3% margin $58.3 billion Total Payment Volume, up 43% YoY and 72% FX-neutral $13.3 billion Gross Merchandise Volume, up 17% YoY and 40% FX-neutral To our Shareholders We have had a strong start to the year at Mercado Libre, sustaining the momentum built up through 2024. Growth continues to be outstanding across the business, with KPIs supported by strong execution and an intense focus on offering a value proposition to our users that is constantly improving and innovative. This has translated to solid net revenues and financial income growth of 37% YoY in Q1'25. Argentina performed exceptionally well, with last year's recovery in demand strengthening even further. This helped counterbalance increased investment in Brazil and Mexico and, as a result, income from operations grew 45% YoY to $763mn in Q1'25. This reflects our commitment to sustainable and profitable growth as we continue to pursue the many growth opportunities ahead of us. Commerce Taking share from physical stores, which still account for approximately 85% of retail spend in Latin America, is one of the largest of these opportunities. We have less than 5% share of the region's total retail market. Continuing to invest in our value proposition to make the online buying experience more attractive than offline is the best way to increase our share. These investments have contributed to consistent improvements in our brand preference scores, which reached all-time highs in Brazil, Mexico, Argentina and Chile in Q1'25. This is one of the drivers of strong unique active buyer trends in recent quarters, which continued in Q1'25 with fantastic growth of 25% YoY. The increase in unique active buyers was the primary driver of FX-neutral GMV growth of 30% YoY in Brazil and 23% YoY in Mexico in Q1'25. We continue to grow ahead of the market in both countries despite intense competition. Growth in Mexico slowed due to weaker sales trends in one high ASP category early in the quarter, which is being addressed with several targeted initiatives. Argentina delivered FX-neutral GMV growth of 126% YoY and sold items growth of 52% YoY in Q1'25. This tremendous performance reflects the strength of our brand and value proposition in a stabilizing macro environment. It is particularly pleasing to see the consistency of growth across categories in Argentina, with the supermarket category being a highlight. At a regional level, supermarket items sold grew 65% YoY in Q1'25, faster than all other categories and accelerating sequentially. We have spent several quarters focusing on improvements to the user experience (UX), including a repeat purchase feature (which has increased recurrence), better navigation (category aisles, for example) and new ad placements. These UX enhancements have enabled us to be bolder in our initiatives to generate new demand. As we scale the supermarket category, its positive downstream impacts, such as more frequent purchasing in general merchandise, are expanding. This is important to our long-term ambition of increasing overall purchase frequency. Our logistics network is critical to our long-term growth ambitions. Having the fastest network is - and will continue to be, in our view - one of the most potent tools to bring offline retail online. At the same time, having a low cost network to sustainably serve low ASPs is important to increasing purchase frequency. This is why we are making our network more flexible, so we are able to offer slower options while also having the fastest options in the market. In fulfillment - which surpassed 60% penetration in Brazil for the MercadoLibre, Inc. Letter to Shareholders MercadoLibre Letter to Shareholders 1 Q1’25 Results

first time in March - our growing scale and sharp focus on efficiency and productivity initiatives are reducing costs. This was evident in Q1'25 with total cost per fulfillment order declining YoY in local currency in Brazil, Mexico and Chile. This enables us to invest more in strategic initiatives, such as free shipping. We took another important step in expanding our advertising inventory beyond our marketplace by launching the Mercado Play app on TVs at the end of Q1'25. The app is now available to download on more than 70mn smart TVs across the region. Mercado Play has more than 15,000 hours of free content available to anyone using one of our apps. In a region where less than half of the population pays for a streaming subscription, this is potentially a large win-win-win opportunity for consumers, content studios and Mercado Ads. Advertising revenue grew 50% YoY on an FX-neutral basis in Q1'25. We are pleased that the share of Display within our Ads revenue rose by almost 10ppts YoY. We are still at a very early stage in our long-term plans for Display and Video, which present us with great opportunities. The breadth and depth of our first-party data is a unique asset and major competitive advantage. We are confident that this is a strong foundation for our long-term ambition of becoming a much larger player in Latin America's digital advertising market, where our current market share is low. Fintech Services We are successfully scaling our digital account after years of work to build a competitive product stack and user experience. The continued growth of MAUs at startup rates reflects this. In Q1'25, we reached 64mn MAUs, growing 31% YoY, with Brazil, Mexico and Chile all advancing faster than the total. Consistent improvements in NPS, particularly in Brazil and Mexico, give us confidence that we have the value proposition in place to build a much larger user base in the coming years. Giving our users a yield on deposits that broadly matches or exceeds benchmark rates from day one with immediate liquidity is at the core of that value proposition. It is also disruptive in an environment where incumbent banks continue to hold the vast majority of deposits at inferior yields. Our low cost-to-serve enables us to offer these yields at scale while growing profitably. Moreover, this strategy is driving positive externalities across the ecosystem. Users that bring funds to Mercado Pago are stickier, engage more with other products in the digital account and purchase more frequently on the marketplace. This is the power of our ecosystem in action. Our credit products are also at the core of Mercado Pago's value proposition and are another good example of the power of the ecosystem. Credit is an attractive profit pool in its own right but its externalities - such as more frequent purchasing on the marketplace among Mercado Pago credit card holders - means the overall opportunity for Mercado Libre is even more attractive. Externalities work both ways as we are able to use the ecosystem to create a differentiated offering for users of Mercado Pago's credit products. This includes access to additional installments on marketplace purchases for credit card holders and more free shipping for MELI+ subscribers. We continue to be pleased with the performance of our credit portfolio, which grew 75% YoY to $7.8bn in Q1'25. We have sustained high growth rates and maintained delinquency at comfortable levels. Growth was outstanding in Brazil, which added more than $800mn to the portfolio QoQ. First payment defaults on the credit card in Brazil - the largest individual portfolio - reached another all-time low in March, and the 15-90 day NPL of 8.2% for the portfolio as a whole in Q1'25 remains within the same range as in the last 12 months. This reflects the attractiveness of our target audience - tens of millions of buyers on the marketplace, many of whom are creditworthy - and the successful use of data. The portfolio's NIMAL spread contracted to 22.7%, with negative seasonality being its principal driver QoQ, and a larger share of credit cards (42% in Q1'25 vs. 35% in Q1'24) and the move upmarket explaining the YoY pressure. Underlying spreads and asset quality metrics remain robust. MercadoLibre Letter to Shareholders 2 Q1’25 Results

Acquiring Another good example of the ecosystem in action is the cross-sell of Fintech Services products to our Acquiring merchants. This is gathering pace, with the clearest demonstration being the rising number of merchants that take loans from Mercado Pago. In addition, the portion of available balances receiving a yield increased substantially in Q1'25 following last year's launch of a new savings pot for merchants which pays 100% of the benchmark rate in Brazil. All these products within our ecosystem help us to offer a more compelling and differentiated package of solutions to merchants. Our main focus in 2025 is to further strengthen this differentiation because it is already supporting strong growth trends. FX-neutral Acquiring TPV growth in Q1'25 remained close to 30% YoY in Brazil and 50% YoY in Mexico, both for the ninth consecutive quarter. In Argentina, FX-neutral growth of 144% YoY slowed on an absolute basis as inflation receded, but accelerated sequentially in real terms (discounting inflation) by 20ppts; USD growth was 93% YoY. This is indicative of the opportunities we still have in Argentina. For example, we recently revamped our recurring payments product and this has led to new, large merchants across a range of industries coming to Mercado Pago for the first time. Our market share is rising consistently in all major markets, but from a relatively low base in Brazil, Mexico and Chile, which gives us plenty of runway to continue to grow. Consolidated Financial Results We started the year with strong top line momentum. Net revenues & financial income reached $5.9bn, with growth of 37% YoY in Q1'25 broadly maintaining 2024's strong trend. On an FX-neutral basis, growth was 64% YoY in Q1'25 with strong performance across the region. Brazil grew +41% YoY with Mexico +51% YoY and Argentina +184% YoY (all FX-neutral). Income from operations of $763mn in Q1'25 grew 45% YoY, with the quarter's strong top line trends driving our solid profit growth. Argentina's impressive revenue growth was a major contributor to this. The recovery of its direct contribution margin against a low base in Q1'25 helped counterbalance investments and some cost pressures in Brazil and Mexico. Direct contribution fell slightly YoY in both of these geographies, partly driven by currency depreciation and higher interest rates in Brazil. Strategic investments in shipping and scaling our credit card also led to short-term pressure on margins. That said, we are pleased that our strategy of reinvesting for the long-term is clearly strengthening the ecosystem and our competitive position. Net income reached $494mn in Q1'25, growing 44% YoY. Adjusted free cash flow of -$10mn in Q1’25 was seasonally low and included investments of $256mn in capex and $770mn in Fintech funding, most of which supported the expansion of our credit book. Our strong financial results and balance sheet provide us with a robust foundation on which to pursue our ambitious long- term growth goals. Looking ahead We will continue to reinvest in the business to maintain our strong momentum. This will put Mercado Libre in an even better position to capture the many growth opportunities ahead of us. We will invest with discipline and focus on long-term sustainable growth, as we always have done. This is a reflection of our great optimism about the opportunities ahead and our ability to capture them. It is also a tangible demonstration of our firm belief that the best is yet to come. MercadoLibre Letter to Shareholders 3 Q1’25 Results

Q1'25 Results

The following table summarizes certain key performance metrics for the three-month periods ended March 31, 2025 and 2024.

	Three Months Ended March 31,	
(IN MILLIONS, except %) (1)	2025	2024
Fintech monthly active users	64	49
Unique active buyers	67	53
Gross merchandise volume	$ 13,330	$ 11,365
Number of items sold	492	385
Total payment volume	$ 58,303	$ 40,727
Acquiring total payment volume	$ 40,317	$ 30,579
Total payment transactions	3,344	2,418
NIMAL	22.7 %	31.5 %
Capital expenditures	$ 256	$ 148
Depreciation and amortization	$ 172	$ 154

(1) Figures have been calculated using rounded amounts. Growth calculations based on this table may not total due to rounding. As of December 31, 2024, we decided no longer disclose the key performance indicator "Number of items shipped". Management believes that "Number of items shipped", as a complementary disclosure to "items sold", no longer provides useful information to investors to better understand our business. Following years of investment, our logistics network now ships 95% of items sold. As such, the two performance metrics, "Number of items sold" and "Number of items shipped", have converged so we no longer see a benefit for investors in disclosing both.

Year-over-year USD Growth Rates by Quarter

Consolidated net revenues and financial income	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25
Brazil	57 %	51 %	41 %	38 %	20 %
Mexico	59 %	66 %	44 %	43 %	26 %
Argentina	(22) %	1 %	14 %	31 %	125 %
Commerce	49 %	53 %	48 %	44 %	32 %
Fintech	22 %	28 %	21 %	29 %	43 %
Total Meli	36 %	42 %	35 %	37 %	37 %

Gross merchandise volume	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25
Brazil	36 %	30 %	17 %	13 %	10 %
Mexico	43 %	34 %	14 %	11 %	2 %
Argentina	(28) %	(8) %	4 %	(5) %	77 %
Total Meli	20 %	20 %	14 %	8 %	17 %

Total payment volume	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25
TPV Total	35 %	36 %	34 %	33 %	43 %
TPV Acquiring	26 %	24 %	21 %	20 %	32 %

MercadoLibre | Letter to Shareholders 4

Year-over-year FX-neutral Growth Rates by Quarter Consolidated net revenues and financial income Q1’24 Q2’24 Q3’24 Q4’24 Q1’25 Brazil 50% 59% 60% 62% 41 % Mexico 45% 62% 60% 64% 51 % Argentina 239% 285% 245% 212% 184 % Commerce 113% 131% 121% 106% 57 % Fintech 74% 92% 81% 84% 73 % Total Meli 94% 113% 103% 96% 64 % Gross merchandise volume Q1’24 Q2’24 Q3’24 Q4’24 Q1’25 Brazil 30% 36% 34% 32% 30 % Mexico 30% 30% 27% 28% 23 % Argentina 214% 252% 218% 141% 126 % Total Meli 71% 83% 71% 56% 40 % Total payment volume Q1’24 Q2’24 Q3’24 Q4’24 Q1’25 TPV Total 129% 137% 126% 109% 72 % TPV Acquiring 80% 124% 110% 95% 59 % Conference Call and Webcast The Company will host an earnings video as well as a conference call and audio webcast for any questions that investors may have on May 7th, 2025, at 5:00 p.m. Eastern Time. In order to access our video webcast and the live audio, investors, analysts and the market in general may access the following link at https://event.choruscall.com/mediaframe/webcast.html?webcastid=nUnceXrS to attend the live event. Also, to participate in our conference call, investors, analysts and the market in general may access the following link https:// hdr.choruscall.com/?$Y2FsbHR5cGU9MiZyPXRydWUmaW5mbz1jb21wYW55LXBob25l or dial in through the following numbers: TOLL FREE 1-833-821-3654 | INTERNATIONAL 1-412-652-1249 and ask to join MercadoLibre's conference call to be able to pose questions. Access to our video webcast and the live audio will be available in the investor relations section of the Company’s website, at http:// investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call. MercadoLibre Letter to Shareholders 5 Q1’25 Results

Definition of Selected Metrics ■ Fintech monthly active users (MAU) – Defined as Fintech payers and/or collectors as of March 31, 2025, that, during the last month of the reporting period, performed at least one of the following actions during such month: 1) made a debit or credit card payment, 2) made a QR code payment, 3) made an off-platform online payment using our checkout or link of payment solutions while logged in to our Mercado Pago fintech platform, 4) made an investment or employed any of our savings solutions, 5) purchased an insurance policy, 6) took out a loan through our lending solution, or 7) received the payment from a sale or transaction either on or off marketplace. ■ Unique active buyers – Defined as users that have performed at least one purchase on the Mercado Libre Marketplace during the reported period. ■ Foreign Exchange (“FX”) Neutral – Calculated by using the average monthly exchange rate of each month of 2024 and applying it to the corresponding months in 2025, so as to calculate what the results would have been had exchange rates remained constant. Intercompany allocations are excluded from this calculation. These calculations do not include any other macroeconomic effect such as local currency inflation effects or any price adjustment to compensate local currency inflation or devaluations. ■ Gross merchandise volume (GMV) – Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding Classifieds transactions. ■ Total payment transactions – Measure of the number of all transactions paid for using Mercado Pago, excluding peer-to- peer transactions. ■ Total payment volume (TPV) – Measure of total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions, excluding peer-to-peer transactions. ■ Acquiring total payment volume – Measure of the total U.S. dollar sum of all transactions settled using our Mercado Pago and its payment processing and settling services in marketplace and non-marketplace transactions and consist of the following transactions volume: 1) point of sale payment volume, 2) commerce payment volume through our Mercado Libre Marketplace, 3) online payment volume through our checkout or link payment solution for merchants, and 4) QR code payment volume. ■ MPOS – Mobile point-of-sale is a dedicated wireless device that performs the functions of a cash register or electronic point-of-sale terminal wirelessly. ■ Commerce – Revenues from core marketplace fees, shipping fees, first-party sales, ad sales, classified fees and other ancillary services. ■ Fintech – Revenues includes fees from off-platform transactions, financing fees, interest earned from merchant and consumer credits, interest earned on cash and investments as part of Mercado Pago activities net of interest gains passed through to our Brazilian users in connection with our asset management product, and sale of MPOS. ■ Items sold – Measure of the number of items that were sold/purchased through the Mercado Libre Marketplace, excluding Classifieds items. ■ G&A - General and administrative expenses. ■ Local Currency Growth Rates – Refer to FX Neutral definition. ■ Net income margin – Defined as net income as a percentage of net revenue & financial income. ■ Operating margin – Defined as income from operations as a percentage of net revenue & financial income. ■ Net Interest Margins After Losses (NIMAL) – NIMAL is the spread between credit revenues (excluding the results of sale of loans receivables) and the expenses associated with provisions for doubtful accounts (excluding the results of sale of loans receivable) and funding costs, and usually expressed as a percentage of the average portfolio for the period. ■ Non-performing loan (NPL) ratio – Shows the percentage of the loan portfolio that is not being paid on-time. MercadoLibre Letter to Shareholders 6 Q1’25 Results

About Mercado Libre Founded in 1999, MercadoLibre is the largest ecommerce and fintech ecosystem in Latin America. The company's efforts are centered on enabling e-commerce and digital financial services for our users through a complete suite of technology solutions, with a mission of democratizing access to commerce and financial services. The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007. For more information about the Company visit: http://investor.mercadolibre.com. The MercadoLibre, Inc. logo is available at https://resource.globenewswire.com/Resource/Download/6ab227b7-693f-4b17- b80c-552ae45c76bf?size=0 Forward-Looking Statements This press release and the investor conference call contain forward-looking statements, including, but not limited to, statements regarding MercadoLibre, Inc.’s possible or assumed future results of operations; expectations, objectives and progress against strategic priorities; initiatives and strategies related to our products and services; business and market outlook, opportunities, strategies and trends; financing plans; competitive position; impacts of foreign exchange; the potential impact of the uncertain macroeconomic and geopolitical environment, including trade policies and restrictions, on our financial results; customer demand and market expansion; our planned product and services releases and capabilities; industry growth rates; future stock repurchases; our expected tax rate and tax strategies; and the effects of future regulation and competition. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. Our forward-looking statements, and the risks and uncertainties related to them, convey MercadoLibre, Inc.’s current assumptions, expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Additional information on the potential risks, uncertainties and factors that could affect MercadoLibre, Inc.’s results is included in filings we make with the Securities and Exchange Commission ("SEC") from time to time, including in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Cautionary Note Regarding Forward-Looking Statements” of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2024 and in any of MercadoLibre, Inc.’s other applicable filings with the SEC. The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in MercadoLibre, Inc.’s most recent reports on Forms 10-K and 10-Q, each as may be amended from time to time. MercadoLibre, Inc.’s financial results for its first quarter of 2025 are not necessarily indicative of MercadoLibre Inc.’s operating results for any future periods. The information provided herein is as of May 7, 2025. Unless required by law, MercadoLibre, Inc. undertakes no obligation to, and does not intend to, publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof. MercadoLibre Letter to Shareholders 7 Q1’25 Results

MercadoLibre, Inc. Interim Condensed Consolidated Balance Sheets as of March 31, 2025 and December 31, 2024 (In millions of U.S. dollars, except par value) (Unaudited) March 31, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $ 2,977 $ 2,635 Restricted cash and cash equivalents 1,521 2,064 Short-term investments 5,082 4,485 Accounts receivable, net 261 255 Credit card receivables and other means of payments, net 5,532 5,288 Loans receivable, net of allowances of $2,001 and $1,630 5,501 4,716 Inventories 358 296 Other assets 508 403 Total current assets 21,740 20,142 Non-current assets: Long-term investments 1,321 1,203 Loans receivable, net of allowances of $53 and $48 225 179 Property and equipment, net 1,563 1,380 Operating lease right-of-use assets 1,262 1,098 Goodwill 155 149 Intangible assets, net 39 12 Intangible assets at fair value 53 49 Deferred tax assets 968 802 Other assets 356 182 Total non-current assets 5,942 5,054 Total assets $ 27,682 $ 25,196 Liabilities Current liabilities: Accounts payable and accrued expenses $ 3,330 $ 3,196 Funds payable to customers 7,391 6,954 Amounts payable due to credit and debit card transactions 2,121 1,923 Salaries and social security payable 647 727 Taxes payable 487 525 Loans payable and other financial liabilities 3,569 2,828 Operating lease liabilities 284 241 Other liabilities 236 209 Total current liabilities 18,065 16,603 Non-current liabilities: Amounts payable due to credit and debit card transactions 64 41 Loans payable and other financial liabilities 2,864 2,887 Operating lease liabilities 1,009 894 Deferred tax liabilities 270 204 Other liabilities 406 216 Total non-current liabilities 4,613 4,242 Total liabilities $ 22,678 $ 20,845 Commitments and contingencies Equity Common stock, $0.001 par value, 110,000,000 shares authorized, 50,697,375 shares issued and outstanding $ — $ — Additional paid-in capital 1,770 1,770 Treasury stock (311) (311) Retained earnings 4,306 3,812 Accumulated other comprehensive loss (761) (920) Total equity 5,004 4,351 Total liabilities and equity $ 27,682 $ 25,196 MercadoLibre Letter to Shareholders 8 Q1’25 Results

MercadoLibre, Inc. Interim Condensed Consolidated Statements of Income For the three-month periods ended March 31, 2025 and 2024 (In millions of U.S. dollars, except for share data) (Unaudited) Three Months Ended March 31, 2025 2024 Net service revenues and financial income $ 5,320 $ 3,955 Net product revenues 615 378 Net revenues and financial income 5,935 4,333 Cost of net revenues and financial expenses (3,164) (2,309) Gross profit 2,771 2,024 Operating expenses: Product and technology development (551) (458) Sales and marketing (599) (478) Provision for doubtful accounts (603) (374) General and administrative (255) (186) Total operating expenses (2,008) (1,496) Income from operations 763 528 Other income (expenses): Interest income and other financial gains 37 25 Interest expense and other financial losses (39) (38) Foreign currency losses, net (55) (34) Net income before income tax expense 706 481 Income tax expense (212) (137) Net income $ 494 $ 344 . Three Months Ended March 31, 2025 2024 Basic and Diluted earning per share Basic and Diluted net income available to shareholders per common share $ 9.74 $ 6.78 Weighted average of outstanding common shares 50,697,375 50,697,442 MercadoLibre Letter to Shareholders 9 Q1’25 Results

MercadoLibre, Inc. Interim Condensed Consolidated Statements of Cash Flows For the three-month periods ended March 31, 2025 and 2024 (In millions of U.S. dollars) (Unaudited) Three Months Ended March 31, 2025 2024 Cash flows from operations: Net income $ 494 $ 344 Adjustments to reconcile net income to net cash provided by operating activities: Unrealized foreign currency losses, net (2) 9 Depreciation and amortization 172 154 Accrued interest and financial income (157) (83) Non cash interest expense and amortization of debt issuance costs and other charges 68 32 Provision for doubtful accounts 603 374 Provision for contingencies 23 16 Results on derivative instruments 28 1 Results on digital assets at fair value 12 (16) Long term retention program (“LTRP”) accrued compensation 92 68 Deferred income taxes (60) (65) Changes in assets and liabilities: Accounts receivable (4) (22) Credit card receivables and other means of payments (67) (403) Inventories (46) 11 Other assets (247) (202) Payables and accrued expenses (191) 81 Funds payable to customers 58 727 Amounts payable due to credit and debit card transactions 87 292 Other liabilities 41 109 Interest received from investments 127 85 Net cash provided by operating activities 1,031 1,512 Cash flows from investing activities: Purchases of investments (4,242) (4,095) Proceeds from sale and maturity of investments 3,905 3,728 Receipts from settlements of derivative instruments 2 — Payments from settlements of derivative instruments — (5) Changes in loans receivable, net (1,235) (946) Investments in property and equipment, intangible assets and intangible assets at fair value (272) (148) Net cash used in investing activities (1,842) (1,466) Cash flows from financing activities: Proceeds from loans payable and other financial liabilities 8,931 3,519 Payments on loans payable and other financing liabilities (8,453) (3,506) Payments of finance lease liabilities (13) (13) Net cash provided by financing activities 465 — Effect of exchange rate changes on cash, cash equivalents, restricted cash and cash equivalents 145 (76) Net decrease in cash, cash equivalents, restricted cash and cash equivalents (201) (30) Cash, cash equivalents, restricted cash and cash equivalents, beginning of the period 4,699 3,848 Cash, cash equivalents, restricted cash and cash equivalents, end of the period $ 4,498 $ 3,818 MercadoLibre Letter to Shareholders 10 Q1’25 Results

Q1'25 Results

MercadoLibre, Inc.
Financial results of reporting segments (Unaudited)

	Three Months Ended March 31, 2025				
	Brazil	Mexico	Argentina	Other Countries	Total
	(In millions)				
Net service revenues and financial income	$ 2,673	$ 1,107	$ 1,313	$ 227	$ 5,320
Net product revenues	409	115	69	22	615
Net revenues and financial income	**3,082**	**1,222**	**1,382**	**249**	**5,935**
Local operating expenses	(2,457)	(960)	(714)	(193)	(4,324)
Depreciation and amortization	(83)	(45)	(20)	(11)	(159)
Total segment costs	**(2,540)**	**(1,005)**	**(734)**	**(204)**	**(4,483)**
Direct contribution	**542**	**217**	**648**	**45**	**1,452**
Operating expenses and indirect costs of net revenues and financial expenses					(689)
Income from operations					**763**
Other income (expenses):					
Interest income and other financial gains					37
Interest expense and other financial losses					(39)
Foreign currency losses, net					(55)
Net income before income tax expense					**$ 706**

MercadoLibre | Letter to Shareholders 11

Three Months Ended March 31, 2024 Brazil Mexico Argentina Other Countries Total (In millions) Net service revenues and financial income $ 2,316 $ 886 $ 590 $ 163 $ 3,955 Net product revenues 255 85 25 13 378 Net revenues and financial income 2,571 971 615 176 4,333 Local operating expenses (1,937) (703) (374) (145) (3,159) Depreciation and amortization (73) (44) (17) (10) (144) Total segment costs (2,010) (747) (391) (155) (3,303) Direct contribution 561 224 224 21 1,030 Operating expenses and indirect costs of net revenues and financial expenses (502) Income from operations 528 Other income (expenses): Interest income and other financial gains 25 Interest expense and other financial losses (38) Foreign currency losses, net (34) Net income before income tax expense $ 481 MercadoLibre Letter to Shareholders 12 Q1’25 Results

Non-GAAP Measures of Financial Performance To supplement our unaudited interim condensed consolidated financial statements presented in accordance with U.S. GAAP, we present earnings before interest income and other financial gains, interest expense and other financial losses, foreign currency losses, net, income tax expense and depreciation and amortization (“Adjusted EBITDA”), net debt, foreign exchange (“FX”) neutral measures and Adjusted free cash flow and Net increase (decrease) in available cash and investments as non-GAAP measures. Reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures can be found in the tables below. These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures. We believe that reconciliation of these non-GAAP measures to the most directly comparable GAAP measure provides investors an overall understanding of our current financial performance and its prospects for the future. Adjusted EBITDA Adjusted EBITDA is a non-GAAP financial measure that represents our net income, adjusted to eliminate the effect of depreciation and amortization charges, interest income and other financial gains, interest expense and other financial losses, foreign currency losses, net and income tax expense. We have included this non-GAAP financial measure because it is used by our Management to evaluate our operating performance and trends, make strategic decisions and the calculation of leverage ratios. Accordingly, we believe this measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our Management. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain items. The following table presents a reconciliation of net income to Adjusted EBITDA for the periods indicated: Three Months Ended March 31, 2025 2024 (In millions) Net income $ 494 $ 344 Adjustments: Depreciation and amortization 172 154 Interest income and other financial gains (37) (25) Interest expense and other financial losses 39 38 Foreign currency losses, net 55 34 Income tax expense 212 137 Adjusted EBITDA $ 935 $ 682 MercadoLibre Letter to Shareholders 13 Q1’25 Results

Net debt We define net debt as total debt which includes current and non-current loans payable and other financial liabilities and current and non-current operating lease liabilities, less cash and cash equivalents, short-term investments and long-term investments, excluding time deposits and foreign government debt securities restricted and held in guarantee, securitization transactions and equity securities held at cost. We have included this non-GAAP financial measure because it is used by our Management to analyze our current leverage ratios and set targets to be met, which will also impact other components of the Company’s balance sheet, cash flows and income statement. Accordingly, we believe this measure provides useful information to investors and other market participants in showing the evolution of the Company’s indebtedness and its capability of repayment as a means to, alongside other measures, monitor our leverage based on widely-used measures. The following table presents a reconciliation of net debt for each of the periods indicated: March 31, 2025 December 31, 2024 (In millions) Current Loans payable and other financial liabilities $ 3,569 $ 2,828 Non-current Loans payable and other financial liabilities 2,864 2,887 Current Operating lease liabilities 284 241 Non-current Operating lease liabilities 1,009 894 Total debt 7,726 6,850 Less: Cash and cash equivalents 2,977 2,635 Short-term investments (1) 741 1,051 Long-term investments (2) 1,240 1,124 Net debt $ 2,768 $ 2,040 (1) Excludes time deposits and foreign government debt securities restricted and held in guarantee. (2) Excludes foreign government debt securities restricted, investments held in VIEs as a consequence of securitization transactions and equity securities held at cost. MercadoLibre Letter to Shareholders 14 Q1’25 Results

Q1'25 Results

FX neutral

We believe that FX neutral measures provide useful information to both Management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures were calculated by using the average monthly exchange rates for each month during 2024 and applying them to the corresponding months in 2025, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures related to our reported results of the operations for the three-month period ended March 31, 2025:

	Three Months ended March 31,					
	As reported		Percentage Change	FX Neutral Measures	As reported	Percentage Change
(Unaudited)	2025	2024		2025	2024	
	(In millions, except percentages)			(In millions, except percentages)		
Net revenues and financial income	$ 5,935	$ 4,333	37.0 %	$ 7,112	$ 4,333	64.1%
Cost of net revenues and financial expenses	(3,164)	(2,309)	37.0 %	(3,742)	(2,309)	62.1%
Gross profit	**2,771**	**2,024**	**36.9 %**	**3,370**	**2,024**	**66.5%**
Operating expenses	(2,008)	(1,496)	34.2 %	(2,358)	(1,496)	57.6%
Income from operations	**$ 763**	**$ 528**	**44.5 %**	**$ 1,012**	**$ 528**	**91.7%**

MercadoLibre | Letter to Shareholders 15

Adjusted free cash flow and Net increase (decrease) in available cash and investments Adjusted free cash flow Adjusted free cash flow represents cash from operating activities less the increase (decrease) in cash and cash equivalents and investments related to customer funds due to regulatory requirements and other restrictions and equity securities held at cost, investments in property and equipment and intangible assets, changes in loans receivable, net and net proceeds from/payments on loans payable and other financial liabilities related to our Fintech solutions, since we consider those liabilities as the working capital of the Fintech activities. We consider adjusted free cash flow to be a measure of liquidity generation that provides useful information to management and investors since it shows how much cash the Company generates with its core activities that can be used for discretionary purposes and to repay its corporate and/or commerce debt. A limitation of the utility of adjusted free cash flow as a measure of liquidity generation is that it is a partial representation of the total increase or decrease in our available cash and investments balance for the period. Therefore, we believe it is important to view the adjusted free cash flow measure only as a complement to our entire consolidated statements of cash flows. Net increase (decrease) in available cash and investments Net increase (decrease) in available cash and investments represents adjusted free cash flow less net proceeds from/payments on loans payable and other financial liabilities, related to our Commerce and corporate activities, payments of finance lease obligations, other investing and/or financing activities not considered above and the effect of exchange rates changes on available cash and investments. We consider Net increase (decrease) in available cash and investments to be a measure of liquidity availability that provides useful information to management and investors after netting out all other debt and corporate payments and activities from the adjusted free cash flow. The following table shows a reconciliation of Net cash provided by operating activities to Adjusted free cash flow and Net increase in available cash and investments: Adjusted free cash flow represents cash from operating activities less the increase (decrease) in cash and cash equivalents and investments related to customer funds due to regulatory requirements and other restrictions and equity securities held at cost, investments in property and equipment and intangible assets, changes in loans receivable, net and net proceeds from/payments on loans payable and other financial liabilities related to our Fintech solutions, since we consider those liabilities as the working capital of the Fintech activities. We consider adjusted free cash flow to be a measure of liquidity generation that provides useful information to management and investors since it shows how much cash the Company generates with its core activities that can be used for discretionary purposes and to repay its corporate and/or commerce debt. A limitation of the utility of adjusted free cash flow as a measure of liquidity generation is that it is a partial representation of the total increase or decrease in our available cash and investments balance for the period. Therefore, we believe it is important to view the adjusted free cash flow measure only as a complement to our entire consolidated statements of cash flows. MercadoLibre Letter to Shareholders 16 Q1’25 Results

The following table shows a reconciliation of Net cash provided by operating activities to Adjusted free cash flow and Net increase in available cash and investments: Three Months Ended March 31, 2025 2024 (In millions) Net cash provided by operating activities ("CFO") $ 1,031 $ 1,512 Adjustments to reconcile CFO to Adjusted free cash flow (1) 30 (2) Increase in cash and cash equivalents and investments related to customer funds due to regulatory requirements and other restrictions and equity securities held at cost (45) (263) Investments in property and equipment and intangible assets (256) (148) Changes in loans receivable, net (1,235) (946) Proceeds from loans payable and other financial liabilities related to our Fintech solutions, net 465 7 Adjusted free cash flow (10) 160 Proceeds from/Payments on loans payable and other financial liabilities, related to our Commerce and Corporate activities, net — (7) Other investing and/or financing activities (14) (5) Effect of exchange rate changes on available cash and investments 172 (57) Net increase in available cash and investments $ 148 $ 91 Available cash and investments (2), at the beginning of the year 4,810 3,828 Available cash and investments (2), at the end of the period 4,958 3,919 Net cash used in investing activities (1,842) (1,466) Net cash provided by financing activities 465 — (1) Includes accrued interest and financial income net of interest received from available and restricted investments. (2) Includes cash and cash equivalents, short-term investments (excluding time deposits and foreign government debt securities restricted and held in guarantee) and long-term investments (excluding foreign government debt securities restricted, investments held in VIEs as a consequence of securitization transactions and equity securities held at cost). > CONTACT: MercadoLibre, Inc. Investor Relations investor@mercadolibre.com http://investor.mercadolibre.com MercadoLibre Letter to Shareholders 17 Q1’25 Results